NEWS RELEASE	Contact:
American Realty Investors, Inc. Investor Relations
FOR IMMEDIATE RELEASE	Erik Johnson (469) 522-4200 investor.relations@americanrealtyinvest.com

American Realty Investors, Inc. reports Earnings for Q4 2025

DALLAS (March 12, 2026) -- American Realty Investors, Inc. (NYSE:ARL) is reporting its results of operations for the three months ended December 31, 2025. For the three months ended December 31, 2025, we reported net income attributable to common shares of $9.8 million or $0.60 per diluted share, compared to a net loss attributable to common shares of $0.2 million or $0.01 per diluted share for the same period in 2024.

Financial Highlights

•Total stabilized occupancy was 81% at December 31, 2025, which includes 93% at our multifamily properties and 59% at our commercial properties. Stabilized occupancy excludes Alera, Bandera Ridge and Merano, which are currently in lease-up.
•On October 10, 2025, we sold Villas at Bon Secour, a 200 unit multifamily property in Gulf Shores, Alabama, for $28.0 million, which resulted in a gain on sale of $12.2 million. We used the proceeds from the sale to pay off the $18.8 million loan on the property and for general corporate purposes.

Financial Results

Revenues increased $1.0 million from $12.0 million for the three months ended December 31, 2024 to $13.0 million for the three months ended December 31, 2025. The increase in revenue is primarily due to an increase of $0.6 million from our commercial properties and $0.7 million in other income offset in part by a decrease of $0.3 million from our multifamily properties. The increase in revenue from our commercial properties is primarily due to an increase in occupancy at Stanford Center and the decrease is to the sale of Villas at Bon Secour in 2025.

Net operating loss increased $1.2 million from $1.8 million for the three months ended December 31, 2024 to $3.0 million for the three months ended December 31, 2025. Our increase in net operating loss was due to a $2.1 million increase in operating expenses offset in part by the $1.0 million increase in revenue. The increase in operating expenses is primarily due to an increase in the cost of the lease-up properties during the three months ended December 31, 2025.

Net income attributable to common shares increased $9.9 million from net loss of $0.2 million for the three months ended December 31, 2024 to net income of $9.8 million for the three months ended December 31, 2025. The increase in net income is primarily attributed to $15.0 million increase in gain on sale of assets offset in part by a $1.5 million increase in tax provision and the $1.2 million increase in net operating loss. The increase in gain on sale of assets is primarily attributed to the sale of Villas at Bon Secour in 2025.

About American Realty Investors, Inc.
American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables. The Company’s primary asset and source of its operating results is its investment in Transcontinental Realty Investors, Inc. (NYSE:TCI). For more information, visit the Company’s website at www.americanrealtyinvest.com.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Revenues:
Rental revenues	$11,510	$11,222	$46,366	$44,763
Other income	1,501	817	3,648	2,555
Total revenue	13,011	12,039	50,014	47,318
Expenses:
Property operating expenses	7,823	6,816	27,885	27,063
Depreciation and amortization	3,696	2,847	12,577	12,276
General and administrative	1,714	1,845	6,459	6,395
Advisory fee to related party	2,808	2,315	9,522	8,225
Total operating expenses	16,041	13,823	56,443	53,959
Net operating loss	(3,030)	(1,784)	(6,429)	(6,641)
Interest income	3,175	3,940	14,637	19,973
Interest expense	(1,537)	(1,880)	(6,825)	(7,838)
Loss on early extinguishment of debt	(284)	—	(284)	—
Equity in income from unconsolidated joint ventures	143	42	119	1,449
Gain (loss) on real estate transactions	14,395	(589)	19,988	(23,989)
Income tax provision	(1,470)	55	(2,667)	3,607
Net income (loss)	11,392	(216)	18,539	(13,439)
Net income attributable to noncontrolling interest	(1,610)	55	(2,836)	(1,264)
Net income (loss) attributable to common shares	$9,782	$(161)	$15,703	$(14,703)
Earnings per share
Basic and diluted	$0.60	$(0.01)	$0.97	$(0.91)
Weighted average common shares used in computing earnings per share
Basic and diluted	16,152,043	16,152,043	16,152,043	16,152,043